UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2011

REVOLUTIONS MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-28629	73-1526138
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

670 Marina Drive, 3rd Floor Charleston, SC 29492
(Address of principal executive offices)

(843) 971-4848
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 1, 2011 (the “Effective Date”), Revolutions Medical Corporation, a Nevada corporation, entered into an International Manufacturing Agreement (the “Agreement”) with Wuxi Yushou Medical Appliances Co., Ltd., a limited liability company organized and existing under the laws of the People’s Republic of China (“Yeso-med”).  The term of the Agreement is for a period of sixty (60) months commencing on the Effective Date (the “Term”).

Pursuant to the Agreement, during the Term, Yeso-med will serve as the Company’s exclusive manufacturer of the Company’s RevVac™ safety syringes, including the 1ml, 3ml, 5ml and 10ml sizes (each a “Syringe” and collectively, the “Syringes”).

Commencing on the date that Yeso-med has the capacity to commence regular production of the 3ml Syringe in the minimum amount of 2,500,000 units per month, but no later than March 15, 2012, the Company will place and Yeso-med will supply orders in the minimum amount of 2,500,000 units per month, for each month during the Term.  Further, commencing on the date that Yeso-med has the capacity to commence regular production of the 1ml Syringe in the minimum amount of 2,500,000 units per month, the Company will place and Yeso-med will supply orders in the minimum amount of 5,000,000 units per month, for each month during the Term, such order to consist of an agreed upon combination of 1ml and 3ml Syringes.

The above description of the Agreement does not purport to be complete and is qualified in its entity by reference to such document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVOLUTIONS MEDICAL CORPORATION

Date: December 7, 2011	By:	/s/ Rondald L. Wheet
Name: Rondald L. Wheet
Title: Chief Executive Officer